EXHIBIT 99.1
BRAEMAR HOTELS & RESORTS
First Quarter 2021 Conference Call
May 6, 2021
10 a.m. CT

Introductory Comments – Jordan Jennings

Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the first quarter of 2021 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 5, 2021 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Richard Stockton. Please go ahead Richard.

Introduction – Richard Stockton

Good morning, and welcome to our first quarter earnings conference call. I will begin by providing an overview of our business and an update on our portfolio, which includes our hotels again achieving positive Hotel EBITDA for the third quarter in a row. After that, Deric will provide a review of our financial results, and Jeremy will provide an update on our asset management activity. Afterward, we will open the call for Q&A.

The four key themes for today’s call are:
●    The outperformance of our luxury resort portfolio resulting in $20 million of Hotel EBITDA for our entire portfolio and an average daily rate of $433 for the quarter which is the highest quarterly ADR in our history
●    Our portfolio is well-positioned to outperform with very strong forward bookings as we look at the second quarter
●    We were cash flow positive at the corporate level for the quarter, and

●    Our balance sheet is in good shape with no near-term debt maturities

I am pleased to report that during the first quarter, we continued to achieve positive Hotel EBITDA across our portfolio. We reported Hotel EBITDA of $20.5 million during the quarter driven by strong occupancy levels at our resort properties and a 25.3% increase in ADR over the prior-year quarter, which resulted in the highest quarterly ADR in our history.

While leisure demand is ramping up quickly, particularly on weekends, any significant uptick in RevPAR performance is likely to rely on the recovery of corporate transient demand, and ultimately group demand. Overall, our resorts continue to perform well, and forward bookings are strong throughout our portfolio. For the month of April, our preliminary RevPAR was $177 with occupancy of 43.9% and an ADR of $403. Our current bookings for May and June also look strong with current occupancy on the books of 32% for May and 27% for June.

Many of our hotels are in drive-to leisure markets and have been well-positioned to benefit from the resurgence of pent-up leisure demand in recent months. In total, eight of our thirteen hotels are considered resort destinations. These hotels include the Ritz-Carlton Sarasota, Bardessono, Hotel Yountville, Ritz-Carlton Lake Tahoe, Pier House Resort, Park Hyatt Beaver Creek, Hilton La Jolla Torrey Pines and Ritz-Carlton St. Thomas. We are pleased to report that this thesis continues to play out just as we expected as these hotels had a combined Hotel EBITDA of $25.7 million for the quarter. While it is still early in the recovery, it is clear from the early feedback we are hearing that guests are enthusiastic about traveling again.

Additionally, we were cash flow positive at the corporate level for the quarter. While our balance sheet was in good shape as we entered 2021, this puts us in a much better position financially, and I could not be more proud of the incredible work and dedication of the entire team.

Our unique portfolio, focused on the luxury segment, with many properties in drive-to leisure markets, positions us to perform well in the near term as well as for the ultimate recovery in our industry. Looking forward, we continue to believe that Braemar presents a compelling opportunity in the lodging REIT space. We are a differentiated story, with the majority of our assets in very desirable resort locations, the highest quality portfolio in the public markets, a portfolio that is generating positive Hotel EBITDA and cash flow, and what we believe is a solid liquidity position and balance sheet with attractive debt financing in place.

I will now turn the call over to Deric.

Financial Review – Deric Eubanks

Thanks, Richard.

For the first quarter of 2021, we reported a net loss attributable to common stockholders of $11.2 million or $0.28 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.20, which represents growth of 67% over the prior year quarter.

Adjusted EBITDAre for the quarter was $16.6 million.

At quarter end, we had total assets of $1.7 billion. We had $1.1 billion of loans, of which $49 million related to our joint venture partner’s share of the loan on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 2.5%. Our loans are entirely floating rate. As of the end of the first quarter, we had approximately 52% net debt to gross assets and our next final debt maturity is in April 2022.

We ended the quarter with cash and cash equivalents of $85.7 million and restricted cash of $39.3 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $18.6 million in due from third-party hotel managers. This primarily represents cash held by one of our brand managers which is also available to fund hotel operating costs. All of our loans are current and we have no defaults. As Richard mentioned our Hotel EBITDA during the quarter was $20.5 million. Our current monthly run-rate for debt service is approximately $2.6 million. Our current monthly run-rate for corporate G&A and advisory fees is approximately $1.5 million.

During the quarter, and subsequent to the end of the quarter, we issued approximately 2.7 million shares under our ATM, raising approximately $16.1 million in gross proceeds. During the quarter, we also entered into a Standby Equity Distribution Agreement, or SEDA, pursuant to which we are able to sell up to approximately 7.8 million shares of our common stock to our counterparty at any time during a 36-month commitment period. Since entering into the SEDA, we have issued 1.45 million shares under the SEDA for approximately $8.4 million in proceeds. We view these capital raising transactions as an important way to improve our liquidity as we continue to strengthen our balance sheet.

Since the beginning of the year, we have also completed several privately negotiated exchanges of our Series B Convertible Preferred stock into shares of our common stock. These exchanges have all been completed at a discount to the par value of the preferred stock, and in total, we’ve exchanged 1,237,557 shares of our Series B Preferred Stock, equating to 24.6% of the original share count, into approximately 4.5 million shares of our common stock. These exchanges not only remove the cash dividend associated with the preferred shares, but also serve to lower our leverage and increase our float.

During the quarter, we completed an amendment to our term loan that extended our covenant waiver period through the fourth quarter of 2021 and reduced our fixed charge covenant through the end of 2022.

As of March 31, 2021, our portfolio consisted of 13 hotels with 3,487 net rooms.

Our share count currently stands at 52.4 million fully diluted shares outstanding, which is comprised of 47.9 million shares of common stock and 4.5 million OP units. In our financial results, we include approximately 5.1 million shares in our fully diluted share count associated with our Series B convertible preferred stock.

This concludes our financial review. I’d now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management – Jeremy Welter

Thank you, Deric.

Comparable RevPAR for our portfolio decreased 23% during the first quarter, and we were able to generate Hotel EBITDA flow-through of 80%. For the first quarter, Braemar recorded an impressive 66% of its 2019 RevPAR compared to 58% for the U.S. market as a whole. We believe our market outperformance over the first quarter is a testament to the quality of this portfolio and the tireless efforts of our asset management team.

Our asset management team has worked relentlessly to drive performance at each of our hotels. This is not only evident in our portfolio ADR, which was 35% higher than 2019 levels for the first quarter, but also in the overall strength of our Hotel EBITDA recovery. For example, our resort hotels delivered a noteworthy 81% of first quarter Hotel EBITDA, relative to the comparable 2019 period.

The Ritz-Carlton St. Thomas just finished an incredibly strong March achieving $8.7 million in revenue, which is the highest total monthly revenue in the resort’s history. In addition, we saw strong occupancy numbers of 79% in the first quarter. More impressively, the hotel averaged over $1,000 in ADR for the quarter. In fact, one night in March, the hotel achieved an ADR in excess of $1,600. This outperformance is largely being driven by the spectacular renovation that was recently completed. Looking ahead, we anticipate a continuation of strong leisure transient demand. Currently, transient pace is up more than 100% compared to the second quarter of 2017, the last comparable period prior to the Hurricane Irma.

The Ritz-Carlton Sarasota has been a standout performer. In March, the resort finished the month with an impressive $3.9 million in Hotel EBITDA, which is the single highest month in the resort’s history. The team did an excellent job navigating the Spring Break demand and ensuring that strategies were optimized to drive ADR. In fact, ADR was 32% higher during the first quarter than the comparable 2019 period. Additionally, I want to mention how successful our membership program has been at the property. We achieved $1.4 million of membership revenue in the first quarter which is up 17% over the same period in 2020.

The Ritz-Carlton Lake Tahoe also had a strong quarter with Hotel EBITDA coming in at 98%, compared to the prior-year period. This was the result of a remarkable 96% Hotel EBITDA flow-through. These results are especially meaningful when you consider that California was under a mandatory stay-at-home order from December 10th until January 25th, which resulted in over $2.8 million in cancelations for the hotel during the first quarter. The success of this property can largely be attributed to the operational changes that our asset management team put in place, such as labor reductions, limiting amenities, and selectively opening F&B outlets to match projected occupancy.

The Pier House Resort and Spa also had a solid first quarter, with $4.2 million in Hotel EBITDA. That exceeds 2019's first quarter Hotel EBITDA by 3%. In addition to the pent up leisure demand that the Key West market is seeing, this success is largely due to a marketing shift that focused on driving direct bookings and becoming less reliant on OTAs. This campaign resulted in a shift towards higher rated business, rather than discounted segments. The strategy was overwhelmingly successful, resulting in $1.7 million in revenue. That strategy also helped push the hotel to over 95%

occupancy forty-one out of ninety days during the quarter. On those days, Pier House averaged an outstanding $555 in ADR. With this new strategy, we anticipate that the hotel will continue to take advantage of the leisure demand during the summer months.

Moving on to capital investment, we invested heavily in our portfolio to enhance our competitive advantage. These investments uniquely position our portfolio to benefit from the pent-up demand that we are seeing in the market. In 2021, we are looking forward to restarting several value-add projects across the portfolio. These include adding 10 keys and a new café at the Beach Club at The Ritz-Carlton Sarasota, the construction of luxury retail space at The Ritz-Carlton Lake Tahoe, a new grab-and-go market at Hilton La Jolla Torrey Pines, and a guestroom renovation at Marriott Seattle. These strategic renovations will take advantage of the current demand cycle in order to minimize the revenue displacement that we typically encounter when doing these types of projects. In total, we anticipate spending approximately $20 - $30 million on capital expenditures in 2021.

We are extremely bullish about the future performance of our portfolio, particularly given our recent capital investments, as well as the recent up-branding of The Clancy and The Notary. As mentioned above, we are seeing extraordinary performance in some of our assets, and we anticipate this outperformance continuing as we start to see urban destinations recover, allowing us to fully realize the upside of The Notary and The Clancy conversions.

I will now turn the call back over to Richard for final remarks.

Richard Stockton

Thank you, Jeremy.

In summary, we are still in the early stages of the recovery but we can now see a clear path to normalcy. This sets us up nicely for a continued steady recovery in our financial results. We have taken decisive actions to navigate the near-term challenges of this crisis, and we are well-positioned moving forward, with a solid balance sheet and a unique, diversified portfolio. I am proud of our efforts to protect our assets and maintain financial flexibility to position us for future success. We look forward to updating you on our progress as we move through 2021.

This concludes our prepared remarks, and we will now open the call up for Q&A.

<Q&A>

Richard Stockton

Thank you for joining us on our first quarter earnings call, and we look forward to speaking with you again on our next call.

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